U.S. SECURITIES AND EXCHANGE COMMISSION

                 Washington, D.C. 20549


                      Amendment 6 to
                        FORM SB-2

                REGISTRATION STATEMENT
             UNDER THE SECURITIES ACT OF 1933

               Woodstock Tree Farms, Inc.
    (Name of Small Business Issuer in its charter)

Nevada                   0811          91-2070806
 (State or                       (Primary Standard        (IRS Employer
Jurisdiction of                   Industrial           Identification No.
Incorporation or                Classification Code
Organization)                        Number

              83-888 Ave. 51
            Coachella, CA  92236
           Phone: (760) 398-9700
            Fax:  (760) 398-3202
 (Address and telephone number of Registrant's principal executive offices and principal place of business)

                Jody Walker
           7841 South Garfield Way
           Littleton, Colorado 80122
            Phone: (303)-850-7637
             Fax: (303)-220-9902

   (Name, address, and telephone number of Special Securities
                    Counsel for SB-2 Registration)

Approximate date of proposed sale to the public: As soon as practicable after this Registration
Statement becomes effective.


        CALCULATION OF REGISTRATION FEE
==============================================

TITLE OF EACH CLASS OF   AMOUNT      PROPOSED     PROPOSED      AMOUNT OF
SECURITIES TO BE         BEING       MAXIMUM      MAXIMUM      REGISTRATION
REGISTERED             REGISTERED  OFFER PRICE   AGGREGATE         FEE
                                    PER SHARE(1) OFFER PRICE(1)
Common Stock             676,000      $.25         $169,000      $46.99

(1) Estimated solely for purposes of
determining the registration fee.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Prospectus Dated July 2, 2002

             Woodstock Tree Farms, Inc.
           676,000 shares of Common Stock


Woodstock Tree Farms is in the business of growing
trees for sale, planting of new shoots and the
harvesting of fruits.
- - -

The 676,000 common shares being offered in this prospectus, are being sold by the selling security holders at a price of $.25 per share.

Woodstock Tree Farms will not receive any of the proceeds from the sales of the 676,000 common shares being sold by the selling security holders.
Woodstock Tree Farms will not pay commissions on stock sales.

No public market currently exists for Woodstock common shares. The offering price may not reflect the market price of Woodstock Tree Farms common shares after the offering.

The offering will terminate on or before March 31, 2003.

Consider carefully the risk factors beginning on page 5 in this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                  TABLE OF CONTENTS


Prospectus Summary                                                   5
Risk Factors                                                         6
   Our lack of revenues may force closure of our business.
   The conflicts of interest of our officers and directors
      may damage our business.
   We do not have a market in our securities
   We do not meet the requirements for our stock to
      be quoted on NASDAQ
   Our business may fail if water availability is cut
   Housing starts control the business
   Management's inexperience may lead to failure
   Our auditors have expressed a going concern issue
Selling Security Holders                                             8
Available Information                                               10
Woodstock Tree Farms, Inc.                                          10
Use of Proceeds                                                     14
Plan of Distribution                                                14
Directors, Executive Officers, Promoters
   And Control Persons                                              15
Security Ownership of Certain Beneficial
   Owners and Management                                            17
Management's Discussion and Analysis or
   Plan of Operation                                                18
Certain Relationships and Related Transactions                      21
Market for common equity and related stockholder matters            21
Description of Securities                                           22
Legal Proceedings                                                   23
Interest of Named Experts and Counsel                               23
Disclosure of commission position on
indemnification for securities act liabilities                      23

              Prospectus Summary

Woodstock Tree Farms, Inc. was incorporated under
the laws of Nevada on February 23, 2000 for the
express and specific purpose of starting a tree
farm.   Corporate offices are located at 83-888
Ave. 51 Coachella, CA 92236. Phone (760) 398-9700
---
Selling Security Holders.            676,000 shares

Common shares outstanding prior
   to the offering.                2,000,000 shares

Common shares to be outstanding
   after the offering.             2,000,000 shares

Sales by Selling Holders. Woodstock Tree Farms is registering common shares on behalf of selling security holders in this prospectus. Woodstock Tree
Farms will not directly receive any cash or other proceeds in connection with the subsequent sales.

Woodstock Tree Farms is not selling any common shares on behalf of selling security holders.
However, while the majority of shares to be sold are owned by affiliates or Directors of Woodstock
(6 different shareholders), there are 35 shareholders that are non affiliates and as such have nothing to do with management, decision making, or for that matter following the lead of any of the affiliates or control people.

No Public Trading Market.   Woodstock Tree Farms
common shares are not trading on any public market.
Woodstock Tree Farms intends to apply for trading on the Over The Counter Bulletin Board following the registration of the selling security holders' common shares.

The expected expenses for this offering are as follows:

Registration fee               $     46.99
Printing Costs                    2,000.00
Legal Fees                        4,579.00
Accounting Fees                   6,000.00
                               -----------
                               $ 12,625.99
                               ===========
(The above fees will be paid by the Company)

Transfer Agent Fees            $    1,656
(These fees are paid by the Selling shareholders)

              Risk Factors

Woodstock Tree Farms business is subject to numerous risk factors, including the following.

1) Our lack of revenues may force closure of our business.

Since incorporation, Woodstock Tree Farms activities have been principally devoted to planting new trees and improving the farm.

Woodstock Tree Farms has had operating revenue of $10,000 for the year ended December 31, 2001 and no for the three months ended August 31, 2002.
Woodstock Tree Farms expects to incur losses and administrative expenses until Woodstock can generate increased revenues from the sale of trees.

Since inception, through September 30, 2001,
Woodstock Tree Farms has an accumulated deficit of
$51,387.   If Woodstock Tree Farms cannot generate
significant revenues, you may lose your entire investment.

2) The conflicts of interest of our officers and directors may damage our business.

The officers and directors of Woodstock Tree Farms, Inc. serve in a part time capacity. Conflicts of interest may not be resolved in the best interest of Woodstock Tree Farms, Inc.

The officers and directors of Woodstock Tree Farms have other interests to which they devote time, either individually or through partnerships and corporations in which they have an interest, hold an office, or serve as directors. Certain conflicts of interest may exist between Woodstock
Tree Farms, Inc. and its officers and/or directors which may not be resolved in the best interest of Woodstock Tree Farms, Inc.

In addition, conflicts of interest may arise in the area of corporate opportunities which can not be resolved through arm's length negotiations. All of the potential conflicts of interest will be resolved only through exercise by the directors of their judgment as is consistent with their fiduciary duties to Woodstock Tree Farms, Inc.

3) We do not have a market in our securities. If our common stock has no active trading market, you may not be able to sell your common shares at all.

Woodstock Tree Farms common stock has no active trading market. You may not be able to sell your common shares.

Woodstock Tree Farms cannot assure you that a public market will develop. Consequently, you may not be able to liquidate your investment in the event of an emergency or for any other reason.

4)   We do not meet the requirements for our
stock to be quoted on NASDAQ and even though we intend to list our stock on the OTC Bulletin
Board, the tradability in our stock will be limited under the penny stock regulation.

The liquidity of Woodstock Tree Farms common stock would be restricted even after public listing if the company's common stock falls within the definition of a penny stock.

Under the rules of the Securities and Exchange
Commission, if the price of the company's common stock on the OTC Bulletin Board is below $5.00 per share, the company's common stock will come within the definition of a "penny stock." As a result, it is possible that Woodstock Tree Farms common stock may become subject `to the "penny stock" rules and regulations.

Broker-dealers who sell penny stocks to certain types of investors are required to comply with the Commission's regulations concerning the transfer of penny stock. These regulations require broker-dealers to:

   - Make a suitability determination prior to selling penny stock to the purchaser;

   - Receive the purchaser's written consent to the transaction; and

   - Provide certain written disclosures to the purchaser.

These requirements may restrict the ability of broker/dealers to sell the company's common stock, and may affect the ability to resell the company's common stock.

5) Our business may fail if water availability is cut as Woodstock Tree Farms is located in a desert.

Woodstock Tree Farms receives water from the Coachella Valley Water Department. The source of
CVWD water is from the Colorado River. CVWD currently provides an unlimited amount of water at $14 per acre foot. If the availability of water was restricted or the price of water increased to $25 per acre foot, Woodstock Tree Farms will not be able to continue farming. In that event Woodstock
Tree Farms would be forced to liquidate its trees at distress prices. Purchasers of the common stock of Woodstock Tree Farms could lose their entire investment.

6) Housing starts control the business

Woodstock Tree Farms intends to sell specimen trees for landscaping. This market is greatly influenced by housing starts, interest rates and other factors. If the demand for specimen trees falls off, Woodstock Tree Farms will be severely impacted and the purchasers of the common stock of Woodstock
Tree Farms may loose their entire investment.

7) Management's inexperience may lead to failure

Management has never operated a tree farm. This
lack of experience may result in the company
needing to employ outside experts to resolve a
problem.   This lack of experience may also result
in company failure.

8) Our auditors have expressed a going concern issue that notes our need for capital and/or revenues to survive as a business. You may lose your entire investment.

Our auditors have expressed reservations concerning our ability to continue as a going concern. We have incurred losses for the last several years and require a significant change in our business operations to reverse this trend. You may lose your entire investment.

           Selling Security Holders

Woodstock Tree Farms, Inc. shall register, pursuant to this prospectus, 676,000 common shares currently outstanding for the account of the following individuals or entities. The percentage owned prior to and after the offering assumes the sale of all of the common shares being registered on behalf of the selling shareholders

The following list represents shareholders whose shares will be registered under this offering.

                       Amount       Total #        Number of    % Owned
                       Being        Owned          Shares After   After
Name                Registered    Currently        Offering      Offering
Gloria Acuna           3,000        3,000            -0-           0.0%
Tommy Acuna            3,000        3,000            -0-           0.0%
Diego Andrade          3,000        3,000            -0-           0.0%
Randall A. Baker      40,000       80,000         40,000           2.0%
Annette Baine         13,000       13,000            -0-           0.0%
Michael Baine          6,000        6,000            -0-           0.0%
Robert Cooper          6,000        6,000            -0-           0.0%
Carlos Cremaschi       6,000        6,000            -0-           0.0%
Patricia J. Davis      3,000        3,000            -0-           0.0%
Pamela Farr            3,000        3,000            -0-           0.0%
George Gilstrap       13,000       13,000            -0-           0.0%
Roselyn Hall           3,000        3,000            -0-           0.0%


Laurie Healy           3,000        3,000            -0-           0.0%
Hulven Intl.         250,000      500,000        250,000          12.0%
Kathy Jones            6,000        6,000            -0-           0.0%
KNC Investments        6,000        6,000            -0-           0.0%
 Profit Sharing Plan
Michael Kerns          3,000        3,000            -0-           0.0%
Sally J. Kerns         8,000        8,000            -0-           0.0%
Erin Kovacs            6,000        6,000            -0-           0.0%
Richard
   Krayenhagen         3,000        3,000            -0-           0.0%
Norbert Le Boeuf      40,000       80,000         40,000           2.0%
Apolinar Lua           8,000        8,000            -0-           0.0%
Elazar Lua             8,000        8,000            -0-           0.0%
Victor Lua             6,000        6,000            -0-           0.0%
Magellan Capital Corp.
                      86,000      860,000        774,000          38.7%
Magellan Capital Corp.
  Prof Sh Pln         20,000      200,000        180,000           9.0%
Sally McManus          3,000        3,000            -0-           0.0%
J.Ramon Martinez      13,000       13,000            -0-           0.0%
Dempsey K. Mork       40,000       80,000         40,000           2.0 %
N & K Enterprises      3,000        3,000            -0-           0.0%
Ralph Pescadore        6,000        6,000            -0-           0.0%
Gary Peskin            8,000        8,000            -0-           0.0%
Rose L. Peskin         8,000        8,000            -0-           0.0%
RAB Investments        8,000        8,000            -0-           0.0%
Jorge Saenz            3,000        3,000            -0-           0.0%
Donald Steele          3,000        3,000            -0-           0.0%
Richard Stevenson
Trust Dtd 7/17/91      6,000        6,000            -0-           0.0%
Gillian Swarbrick      6,000        6,000            -0-           0.0%
Lucindo Vasquez        3,000        3,000            -0-           0.0%
Larry Vera             3,000        3,000            -0-           0.0%
Donald Boyd Wright
Trust Dtd 7/17/91      8,000        8,000            -0-           0.0%
                       -----       ------         ------        ------
   Total             676,000    2,000,000      1,324,000          66.2%
                     =======    =========      =========        ======

Dempsey K. Mork is president and a director of
Woodstock.   The amount indicated includes Mr.
Mork's indirect ownership in Magellan Capital Corp and Magellan Capital Corp's. Profit Sharing

Randall A. Baker is secretary and a director of
Woodstock.   Norbert Le Boeuf is vice president and
controller of Woodstock.

Hulven Intl, controlled by Riccard Mortara holds
25% of the common stock of Woodstock and would be deemed to be a control person.

The selling shareholders shall be responsible only for payment of any transfer agent fees estimated to be an aggregate of $1,656.

         Available Information

Woodstock has filed with the Securities and Exchange Commission a registration statement under the act with respect to the securities offered hereby. This prospectus does not contain all of the information set forth in the Registration
Statement, certain parts of which are omitted on accordance with the Rules and Regulations of the commission. For further information with respect to the company and the securities offered hereby, reference is made to the Registration Statement.
Copies of such materials may be examined without charge at, or obtained upon payment of prescribed fees from, the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth
Street, N. W., Washington D.C. 20549, at the
Chicago Regional Office, Citicorp Center, 500 West
Madison Street, Suite 1400, Chicago, Illinois
60661-2511.

Woodstock will voluntarily file periodic reports in the event its obligation to file such reports is suspended under section 15 (d) of the Exchange Act.

Woodstock will provide without charge to each
person who receives a prospectus, upon written or
oral request of such person, a copy of any of the
information that was incorporated by reference in
the prospectus  (not including exhibits to the
information that incorporated by reference unless
the exhibits are themselves specifically
incorporated by reference.   Request for copies of
said documents should be directed to

The commission maintains a web site--//sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the commission.

           Woodstock Tree Farms, Inc.

Woodstock Tree Farms, Inc. was organized under the laws of the state of Nevada on February 23, 2000.
The majority shareholder of Woodstock is Magellan
Capital Corporation that provided the initial funding for startup costs and the acquisition of an existing tree farm, located adjacent to the property owned by Magellan Capital.

On February 7, 2000, Magellan Capital purchased a
10-acre date palm tree farm from a non-related
third party.  This property was transferred from
Magellan Capital to Woodstock at cost on February
29, 2000.   This property was sold to Juan M.
Alvarado and Ana R. Alvarado, non-affiliates on
January 29, 2002.

Facilities.   Woodstock maintains its corporate
offices at 83-888 Avenue 51, Coachella, CA 92236.
This office is a shared facility furnished by Dempsey K. Mork, Director, currently on a rent free basis.

Sale of tree farm.

Until recently, Woodstock Tree Farms owned a tree
farm on 9.5 acres of irrigated land.   The legal
description of this real property is described as follows in the county records of Riverside County, state of California:

The South 1/2 of lot 11 of the Subdivision of
section 1. Township 6 South, Range 7 East, San
Bernardino Base and Meridian, as shown by Map on file in Book 4, Page 63 of Maps, Riverside County
Records.

On January 29, 2002, Woodstock Tree Farms sold the
tree farm property.  Under the terms of the sale, we
retain our rights to continue farming and selling the
trees for five years from the date of sale. The sales
price was $250,000. Commissions and other closing
costs were $11,238.   We received an all-inclusive
deed of trust in the amount of $200,000, and the
remaining balance of $38,762 in cash.   We will pay
the water charges to irrigate 7 1/2 acres and to keep the property in a clean condition.

The sale of property will have no significant impact
on our future operations.   During the next four
years, Woodstock Tree Farms will continue to seek out the leasing of additional properties for the growing of trees.

A mortgage payable to James E. Blocher, a non-
affiliate, was taken out on February 29, 2000 with
a ten year note payable at 8.0% per annum. Monthly
payments of $1,237.93 commenced on March 15, 2000,
continuing until February 15, 2010, at which time
final payment $102,712.58 is due which includes
accrued interest through March 15, 2010. The
outstanding balance at December 31, 2001 was
$142,067. The balance at May 30, 2002 was
$140,593.92

Products.     Palm Trees are planted 8 feet apart
in rows 10 foot wide.   Each tree therefore
requires 80 square feet which allows for 544 trees
per acre.   After reserving 1.5 acres for equipment
and staging area, the remaining 8 acres could
support over 4000 trees. The entire 9.5 Acres is
level, rock free, and 100% farmable.   The 9.5
acres is irrigated by an underground irrigation system.

Woodstock Tree Farms has 200 trees ranging from 5 to 8 years of age and has recently added 300 young trees, for a total of 500 trees. Woodstock Tree

Farms expects to harvest the shoots produced each year and replant them on the farm to increase the farms tree count and to replace any trees sold as specimen landscape trees. Woodstock Tree Farms intends to earn revenue for its date crop and the sale of specimen trees for landscaping.

Sale of Dates Harvest months for the date crop start towards the end of August and continue through Christmas. We sell to packing houses.
The price ranges from $2.50 to $3.50 per pound depending upon the type of dates your taste buds fancy. During the past five years, the price hasn't varied much more that $.20 per pound per type of Date.

Woodstock is unable to forecast the size of the crop or the price.

Sale of Specimen Trees are sold year round to landscape architects and contractors. Market is for trees with trunks from 6' to 30' high. Optimum size is 9' to 14' trees. Market is for landscaping homes, commercial projects, parks, golf courses and highway projects. Palm Trees are shipped throughout the small tree farm compared with most competing farms.

The nutritional value of the relatively easy-to-store date fruit is high with sugars comprising up to 70% of the fruit (in most varieties the sugar component consists of glucose and fructose). Dates are also good sources of iron, potassium, calcium, magnesium, sulfur, copper and phosphorus, along with various vitamins, including thiamin, riboflavin, biotin, folic and ascorbic acid.
Secondary products generated from fruits are syrups, jams, ice creams, baby foods, alcoholic beverages and soft drinks. The advantage of the tree is its resilience, its long term productivity and its multiple purpose attributes.

For centuries, the propagation of date palms by offshoots was the only commercial method of vegetative propagation used in date palm growing regions of the world to multiply up the best varieties. These offshoots are produced from auxiliary buds situated on the base of the trunk during the juvenile life of the palm. Offshoots develop slowly and the numbers of these are limited and are produced only within a certain period in the mother palm's life. The low number of transplantable offshoots available in the life time of a selected tree varies from 10 to 30 depending on the cultivator and the cultivation practices used. No field-based methods are as yet available with which to increase the numbers of offshoots produced by each tree.

Offshoots have to be large enough (i.e. 10 to 12 kg) to survive when transplanted in the field, a process of regeneration that can take up to 10 years.

Sexual propagation is the most convenient method by which to propagate date palm seeds and can be stored for years. They germinate easily and are available in large numbers. The male date does not produce fruit and is therefore completely undesirable.

However, there is no known method at the present for sexing date palms at an early stage of tree development. It is therefore not possible to eliminate non-productive male trees in the nursery before plantation on a field scale. Another important drawback of seed propagation is that the growth and maturation of seedlings is extremely slow. A date palm seedling may take 8 to 10 years or more before fruiting occurs. For all of these reasons, propagation by seed is not practiced by farmers and this propagation method is used only in exceptional cases when supplies of offshoots are unavailable.

Date palm breeding is hampered by the long generation cycles of trees. To produce sufficient offshoots for testing in the field, other generations are required and if the breeding target is yield or fruit quality even more time will be needed as a date palm does not reach full commercial production for 10 years. It is therefore not surprising that little date palm breeding has been achieved using traditional approaches.

Employees

Woodstock Tree Farms has one employee, and three officers and directors, Dempsey K. Mork, president, Randall A. Baker, Secretary, and Norbert LeBoeuf,
Controller. Each of the officers and directors put in approximately 10 hours a month. The officers and directors serve without compensation. Tree farm labor is subcontracted.

Government Regulation

There is no regulation for tree farming.

Seasonality of Business

The harvesting of the date fruits is done during August through December of each year. The selling and transplanting of specimen landscape trees can take place year round.

Competition

There are numerous date tree farms that compete with Woodstock Tree Farms. Many of these competing tree farms offer multiple varieties of trees, which appeals to landscape architects and contractors working on large projects.

Marketing Strategy

Woodstock Tree Farms intends to harvest its shoots and use them to replace the mature trees sold and to increase the overall tree count of the ranch.
Woodstock also intends to purchase additional shoots from other date palm growers from the proceeds of the sale of mature trees.

Distribution

Woodstock Tree Farms plans to sell its trees to nurseries, landscape architects and contractors who use date palm trees for house landscaping, golf courses, parks, and commercial projects.

               Use of Proceeds

Woodstock Tree Farms will not receive any of the proceeds from the offer and sale of the shares by the selling shareholders.

              Plan of Distribution

The common shares covered by this registration statement may be sold from time to time by the holders of such shares at $.25 per common shares.
Woodstock will not participate directly or indirectly in establishing the terms and conditions of any such sale.

Because we may be subject to the "penny stock" rules, the trading activity in our stock may be reduced. Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain penny stock rules adopted by the Securities and Exchange Commission.

Penny stocks, such as shares of our common stock, generally are equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on NASDAQ. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature of risks in the penny stock market.

The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control of the market, and monthly account statements showing the market value of each penny stock held in the customer's account.

In addition, broker-dealers who sell these securities to persons other than established customers and "accredited investors" must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. Consequently, these requirements may have the effect of reducing trading activity, if any, in the secondary market for a security subject to the penny stock rules, and investors in our common stock may find it difficult to sell their shares.

   Directors, Executive Officers, Promoters, and Control Persons

The names, ages, and respective positions of the directors, officers, and significant employees of Woodstock Tree Farms, Inc. are set forth below. Mr.
Dempsey K. Mork, Randall A. Baker, and Norbert L.
LeBoeuf have held their positions since February
23, 2000. Each director and officer shall serve until the next annual meeting of the shareholders.
There are no other persons, who would be classified as a promoter, or controlling person of Woodstock
Tree Farms, Inc.

Dempsey K. Mork, Age 59    President, Chief
                           Executive Officer

Randall A. Baker, Age 57   Secretary/Director

Norbert L. LeBoeuf Age 72  Controller

Business Experience.

Dempsey Mork is the majority shareholder, President, Chairman of the Board, and Director of Woodstock Tree Farms, Inc. since its formation. Mr.
Mork is an officer and director in Magellan Capital
Corp., Animal Cloning Sciences, Knickerbocker
Capital, Apex Capital., Northstar Ventures, and
Asian Financial, and Partnership Financial.  Mr.
Mork has experience in start-up companies, business reorganizations and cross border business transactions. Mr. Mork is new to tree farming and has no prior experience

Randall A. Baker is a shareholder, officer and director of Woodstock Tree Farms, and has been since its inception. Mr. Baker is an officer and director of Magellan Capital Corp., Animal Cloning
Sciences, Knickerbocker Capital, Apex Capital.,
Northstar Ventures, and Asian Financial. Mr. Baker served as an Executive Vice President with Wm.
Mason & Company from Jan 72 through June of 93.
Mason & Co. was an Investment Counseling firm catering to mid range clients. Mr. Baker designed and implemented data systems, was responsible for trading, personnel, and client relations.

Norbert L. LeBoeuf has been responsible for all accounting and tax functions for the companies controlled by Mr. Mork. Mr. LeBoeuf's responsibilities began for Woodstock on the incorporation date of February 23, 2000.

Mr. LeBoeuf's educational background includes a Bachelor of Administration from the University of Detroit (1957).

Mr. LeBoeuf's professional career includes three years in the U.S. Marine Corps. in the Legal and Administrative areas (1952-55) and 40 years in all areas of accounting for small, medium and large
(Fortune 500 Companies) in Electronics,
Manufacturing, and Aerospace. Mr. LeBoeuf retired in 1995 and since then has done accounting and tax consulting.

During the past five years the above three directors have been involved in the following
Companies:

Person        Name of Co. Title & Pos
                  Duties if not clear            From To   Business of Entity
Denpsey K. Mork  251 Delta Sierra Pres/CFO/Dir     2-96 Pre    Min Activity
                 A G Holdings    Pres./CFO         1-93 1-2000 Shell
                 Animal Cloning CFO/Dir            10-93 Pre   Min Activity
                 Apex Capital     Pres./CFO/Dir    1-96  Pre   Shell
                 Asian Financial Pres/CFO /Dir     8-98  Pre   Shell
                 Knickerbocker Capital Pres/CFO/Dir 11/94 Pre  Shell
                 Magellan Capital Pres/CFO /Dir    2-96 Pre    Min Activity
                 Nicole Industries Pres./CFO/Dir   7-2000      Shell
                 Northstar Ventures  Pres./CFO/Dir 12-98 Pre   Shell
                 Orion USA Pres/CFO /Dir           12-98 Pre   Shell
                 Silver Bow Antique Pres/CFO /Dir  4/94 Pre    Min Activity

Randall A. Baker 251 Delta Sierra Secy/            2-96 Pre    Min Activity
                 A G Holdings   Secy/Dir           1 93 1-2000 Shell
                 Animal Cloning Secy/Dir           10-93 Pre   Min Activity
                 Apex Capital     Secy/Dir         1-96  Pre   Shell
                 Asian Financial Secy /Dir         8-98  Pre   Shell
                 Knickerbocker Capital Secy/Dir    11/94 Pre   Shell
                 Magellan Capital Secy /Dir        2-96 Pre    Min Activity
                 Nicole Industries Secy/Dir        1/96-7-2000 Shell
                 Northstar Ventures  Secy/Dir      12-98 Pre   Shell
                 Orion USA         Secy /Dir       12-98 Pre   Shell
                 Silver Bow Antique Secy /Dir      4/94 Pre    Min Activity




Norbert L Leboeuf 251 Delta Sierra VP/Dir           2-96 Pre    Min Activity
                 A G Holdings    VP/Dir            1/96-1-2000 Shell
                 Animal Cloning VP/Dir.            1/96 Pre    Min Activity
                 Apex Capital     VP/Dir           1-96  Pre   Shell
                 Asian Financial VP /Dir           8-98  Pre   Shell
                 Knickerbocker Capital VP/Dir      1/96-Pre    Shell
                 Magellan Capital VP /Dir          2-96 Pre    Min Activity
                 Nicole Industries VP/Dir          1/96-7-2000 Shell
                 Northstar Ventures  VP/Dir        12-98 Pre   Shell
                 Orion USA         VP /Dir         12-98 Pre   Shell
                 Silver Bow Antique VP /Dir        1/96-Pre    Min Activity

Executive Compensation.

(a)  No officer or director of Woodstock received
any remuneration for the year ended December 31,
2001.    The 240,000 shares of Woodstock that was
issued March 31, 2000 at the par-value of $.001 per share of which each director got 80,000 shares booked at a total of $240.00 but actually valueless at that particular point of time.

(b) There are no annuity, pension or retirement benefits proposed to be paid to officers, directors, or employees of the corporation.
However, Woodstock proposes to create such a plan in the future depending on the success of the Company.

(c) No remuneration is proposed to be in the near future, either directly or indirectly by the corporation to any officer or director under any plan which is presently existing. However, the Company proposes to create a plan in the future depending on the success of the Company.

      Security Ownership of Certain Beneficial
              Owners and Management

The following table sets forth, as of the date of this registration statement, the number of shares of common stock owned of record and beneficially by executive officers, directors and persons who hold
5.0% or more of the outstanding common stock of Woodstock. Also included are the shares held by all executive officers and directors as a group.

Name and Address                  Number of            Percentage
                              Shares Outstanding       of Shares
                                                      Outstanding

Dempsey K. Mork(1)               1,140,000              57.00%
83-888 Ave. 51
Coachella, CA 92236

Magellan Cap. Corp.                860,000              43.00%
83-888 Ave. 51
Coachella, CA 92236
Dempsey K. Mork, principal


Magellan Cap. Corp.                200,000              10.00%
Profit Sharing Plan
83-888 Ave. 51
Coachella, CA 92236
Dempsey K. Mork, principal

Randall A. Baker                    80,000               4.00%
83-888 Ave. 51
Coachella, CA 92236

Norbert L. Leboeuf                  80,000               4.00%
83-888 Ave. 51
Coachella, CA 92236

Officers and Directors           1,300,000              65.00%
   as A Group (3 persons)

Hulven  Intl                       500,000              25.00%
14 Quai de Seujet
CH 1201 Geneva Switzerland
Riccardo Mortara, principal

(1)Dempsey Mork would be deemed to have beneficial
ownership of the 1,060,000 common shares owned by
Magellan Capital Corporation and Magellan Capital
Corporation Profit Sharing Plan.  Mr. Mork's
beneficial interest in Woodstock is 57%.  Of these,
146,000 common shares are being registered at $.25
per common share in this offering.   These common
shares will be offered at the fixed price of $.25 per common share, regardless of whether a market develops for the shares.

None of the officers, directors or existing shareholders have the right to acquire any amount of the shares within sixty days from options, warrants, rights, conversion privilege, or similar obligations.

All shareholders have same voting and investment power.

     Management`s Discussion and Analysis or
                 Plan of Operation

Comparison of Fiscal 2001 and 2000

Woodstock Tree Farms, Inc. was incorporated on
February 23, 2000 and commenced operations in the first quarter of its fiscal year 2000.

For the year ended December 31, 2001, Woodstock had
a net loss of $(35,373).  Revenues for the year
ended were $10,000 from the sale of trees with cost
of goods sold of $5,000.   Operating expenses were
$40,373 and consisted of operating and overhead expenses of $24,922 and general and administrative expenses of $15,451 due to normal operating expenses.

The loss for the year ended December 31, 2000 was $25,123.

Revenues were $27,700. The loss was due to normal operating expenses of $27,944 and general and administrative expenses of $19,879.

On February 29, 2000, Woodstock acquired 9 1/2 acres of land for $185,000 from a related party, Mr. Dempsey K. Mork/Magellan Capital Corporation, which had been purchased for $185,000 on February
15, 2000. During the period ending December 31,
2000, capital improvements were made amounting to $120,376 for planting date palm trees and developing the farming facilities and buildings.
This land was sold on January 29, 2002 for $250,000 minus closing costs of $11,237.78 payable in cash of $38,762.22 and a note receivable of $200,000.

Updated (unaudited) interim financials through
March 31, 2002 have been included. The income for this three month period was $29,024. Revenues were $0. The income was due to the sale of the tree farm.

Revenue Classifications

                                                                         Cumulative
                             Year Ended     10 Months      3 Months     from inception
                              12/31/01    Ended 12/31/00  Ended 3/31/02   to 3/31/02
                             -----------  --------------  -------------  -------------
Revenues-Sale of Trees        $10,000          $25,000         $     0     $35,000

Revenues-Sale Date Fruits           0            2,700               0       2,700
                              -------          -------         -------     -------
  Total 1st yr Operations     $10,000          $27,700         $     0     $37,700
                              =======          =======         =======     =======

Liquidity and Capital Resources

Funding for the company's operation for this period was provided by Magellan Capital Corporation in the amount of $113,864 and Hulven International in the amount of $50,000. $53,000 of Magellan's funding and $25,000 of Hulven's funding was converted into 1,560,000 shares of the company's common stock at $.05 per share. 240,000 shares were issued to the officers of the company for past services rendered at the stated par value of $.001 per share.

Woodstock had an accumulated deficit of $25,123 as of the end of its first fiscal year of operations and a positive net equity of $55,277. Total assets are $311,553 and the outstanding mortgage on the property is $145,412.

During the first quarter of year 2001, Woodstock raised $50,000 by selling 200,000 shares of its common stock at $.25 per share.

Losses and cash flows will continue to be negative for the near term. Woodstock hopes to secure additional funds to cover expected losses. If no funds are available, Woodstock will sell trees to meet its cash needs.

Results of Fiscal Year ended December 31, 2001 and
Fiscal Year End December 31, 2000 are as follows:

Losses for these two periods were $(35,373) and
$(25,123), respectively. Revenues were $10,000 and
$27,700 respectively.   The losses were due to
normal operating expenses of $24,922 and $27,944, respectively, and general and administrative expenses of $15,451 and $17,479, respectively.

For the three months ended March 31, 2002, Woodstock pursued no financing or investing activities.

For the three months ended March 31, 2002,
Woodstock had net income of $29,024.   Woodstock
recaptured accumulated depreciation from the sale of property of $(8,411). Woodstock had net increase in assets due to the sale of property of $7,222 and net decrease in liabilities of $50,322.

Plan of Operation

Woodstock Tree Farms is located in the Coachella
Valley of Riverside County in the state of California. This area is one of the fastest population growth areas of the United States. This is substantiated by the Government's Year 2000
Census which reflected an overall population growth in excess of 30% during the last decade. If this growth continues, demand for trees used for landscaping will continue. Woodstock has 200 trees ranging between 5 and 8 years old and have planted another 300 trees.

Optimum age for specimen trees is around 8 to 9 years. Woodstock intends on not only earning revenue from the sale of specimen trees but expects the income from harvesting the dates as well.

Woodstock will also be harvesting the shoots each year and planting them in effort to increase the tree count on the ranch. Palm Trees are planted 8 feet apart in rows 10 feet wide. Each tree therefore requires 80 square feet which allows for 544 per acre. After reserving 1.5 acres for equipment and staging area, the remaining 8 acres could support in excess of 4000 trees. The entire
9.5 acres is level, rock free, and 100% farmable.

The 9.5 acres is irrigated by an underground irrigation system. Woodstock's specimen trees will be sold the year round to landscape architects and contractors. The market is for landscaping homes, commercial projects, parks, golf courses, and highway projects. Palm trees are shipped throughout
Southern United States, below the Mason Dixon Line.

In the near term, Woodstock will continue to be
a combination of tree sales all year and
harvesting of date fruits.   In the long term,
Woodstock will promote the sale/disposition of trees, both full grown and new smaller trees.
We can satisfy our cash requirements for the next six months through initial revenues from operations, if any. We have no plans, preliminary or otherwise, to obtain additional equity or debt financing in the future, though we will have to pursue some type of financing in the next twelve months to expand operations.

Certain Relationships and Related Transactions.

Dempsey K. Mork, President, and Randall A. Baker,
Secretary, were the incorporators of Woodstock Tree
Farms, Inc. on February 23, 2000. Both are still serving in these positions and are directors of the company.

Magellan Capital Corporation, owned by Partnership
Financial and controlled by Dempsey K. Mork, transferred 100% ownership of the 9.5 acre tree farm to Woodstock Tree Farms, Inc. on February 29,
2000 for $185,000.  Magellan Capital purchased the
9.5 acres on February 7, 2000, from James and Lynn
Blocher (a private unrelated third party) for $185,000.

Magellan Capital Corporation, an entity controlled
by Partnership Financial which is controlled by
Dempsey Mork, an officer and director owns 860,000
common shares.   Woodstock has a note payable to
Magellan Capital Corporation in the amount of
$69,854 as of December 31, 2001 and $60,864 as of
December 31, 2000.   These advances are interest
free and have no specific repayment terms.

Working capital for the Company has been provided by Magellan Capital Corporation (a related entity) and
Hulven International.  Amounts owed to Magellan
Capital as of December 31, 2001 and 2000 were $69,864 and $60,864, respectively. Amounts owed to Hulven
International were $25,000 as of December 31, 2001 and
2000 and for the three months ended March 31, 2002.

        Market for Common Equity and
        Related Stockholder Matters

The common shares have not previously been traded on any securities exchange. At the present time, there are no funds available for the payment of dividends on the Shares.

There are currently 41 shareholders of record.


       Description of Securities

The securities being registered are shares of common stock. The Articles of Incorporation authorize the issuance of 100,000,000 shares of common stock, with a par value of $.001. The holders of the Shares:

   - have equal ratable rights to dividends from funds
   - legally available therefore, when as, and if declared by the board of directors of Woodstock
Tree Farms, Inc.;
   - are entitled to share ratably in all of the assets of Woodstock Tree Farms, Inc. available for distribution upon winding up of the affairs of Woodstock Tree Farms, Inc.;
   -   do not have preemptive subscription or
conversion
   -   rights and there are no redemption or
sinking fund applicable thereto; and
   - are entitled to one non-cumulative vote per share on
   - all matters on which shareholders may vote at all meetings of shareholders.

These securities do not have any of the following rights:
   -   cumulative or special voting rights;
   - preemptive rights to purchase in new issues of shares;
   -   preference as to dividends or interest;
   -   preference upon liquidation; or
   -   any other special rights or preferences.

In addition, the shares are not convertible into any other security. There are no restrictions on dividends under any loan other financing arrangements or otherwise.

As of this date of this Form SB-2, Woodstock Tree
Farms has 2,000,000 common shares outstanding.

Dividends.

Woodstock does not currently intend to pay cash
dividends.   Woodstock's proposed dividend policy
is to make distributions of its revenues to its stockholders when Woodstock's Board of Directors deems such distributions appropriate. Because
Woodstock does not intend to make cash
distributions, potential shareholders would need to sell their shares to realize a return on their investment.

Possible anti-takeover effects of authorized but un-issued stock.

Upon the completion of this registration, Woodstock
Tree Farms, Inc.'s authorized but un-issued capital stock will consist of 98,000,000 shares of common stock (after the 200,000 private placement in 1st quarter 2001) and 1,000,000 shares of preferred stock (none issued). One effect of the existence of authorized but un-issued capital stock may be to enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of Woodstock by means of a merger, tender offer, proxy contest, or otherwise, and thereby to protect the continuity of Woodstock's management.

If, in the due exercise of its fiduciary obligations, for example, the Board of Directors were to determine that a takeover proposal was not in Woodstock's best interests, such shares could be issued by the Board of Directors without stockholder approval in one or more private placements or other transactions that might prevent, or render more difficult or costly, completion of the takeover transaction by diluting the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group, by creating a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent Board of Directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

             Legal Proceedings

Woodstock is not a party to any material pending legal proceedings and, to the best of its knowledge, no such action by or against Woodstock has been threatened.

    Interest of Named Experts and Counsel.

No named expert or counsel was hired on a contingent basis. No named expert or counsel will receive a direct or indirect interest in the small business issuer. No named expert or counsel was a promoter, underwriter, voting trustee, director, officer, or employee of the small business issuer.

    Disclosure of commission position on
           indemnification for
        securities act liabilities.

No director of Woodstock will have personal liability to Woodstock or any of its stockholders for monetary damages for breach of fiduciary duty as a director involving any act or omission of any such director since provisions have been made in the Articles of Incorporation limiting such liability.

The foregoing provisions shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to Woodstock or its stockholders, (ii) for acts or omissions not in good faith or, which involve intentional misconduct or a knowing violation of law, (iii) under applicable Sections of the Nevada
Revised Statutes, (iv) the payment of dividends in violation of Section 78.300 of the Nevada Revised
Statutes or, (v) for any transaction from which the director derived an improper personal benefit.

The By-laws provide for indemnification of the directors, officers, and employees of Woodstock in most cases for any liability suffered by them or arising out of their activities as directors, officers, and employees of the Company if they were not engaged in willful misfeasance or malfeasance in the performance of his or her duties; provided that in the event of a settlement the indemnification will apply only when the Board of Directors approves such settlement and reimbursement as being for the best interests of the Corporation. The Bylaws, therefore, limit the liability of directors to the maximum extent permitted by Nevada law (Section 78.751).

The officers and directors of Woodstock are accountable to Woodstock as fiduciaries, which means they are required to exercise good faith and fairness in all dealings affecting Woodstock. In the event that a shareholder believes the officers and/or directors have violated their fiduciary duties to Woodstock, the shareholder may, subject to applicable rules of civil procedure, be able to bring a class action or derivative suit to enforce the shareholder's rights, including rights under certain federal and state securities laws and regulations to recover damages from and require an accounting by management.

Shareholders who have suffered losses in connection
with the purchase or sale of their interest in
Woodstock in connection with such sale or purchase,
including the misapplication by any such officer or
director of the proceeds from the sale of these
securities, may be able to recover such losses from
the company.   The registrant undertakes the
following:

Insofar as indemnification for liabilities arising
under the Securities Act of 1933 (the "Act") may be
permitted to directors, officers and controlling
persons of Woodstock Tree Farms, Inc.   Pursuant to
the foregoing provisions, or otherwise, Woodstock has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                  PART F/S
             Index to Financial Statements

Balance Sheet as of March 31, 2002

Statement of Operations for the three months ended March 31, 2002 and March 31, 2001

Statements of Cash Flows for the periods ending December 31, 2001 and 2000 and
   March 31, 2002

Notes to Financial Statements

Independent Auditors' Report

 Balance Sheets as of December 31, 2001 and 2000

 Statements of Operations for the Years Ended
  December 31, 2001 and 2000

 Statements of Cash Flows for the Years Ended
  December 31, 2001 and 2000

 Statements of Stockholders' Equity for the Periods through December 31, 2001

 Notes to Financial Statements

Schedules:

 All schedules are omitted as the required information is included in the financial statements or notes thereto, or is not a material amount.

              WOODSTOCK TREE FARMS INC.
              BALANCE SHEET
              MARCH 31, 2002 AND DECEMBER 31,

                                              Unaudited    Audited
                                               3/31/02     12/31/01
                            ASSETS

CURRENT ASSETS
   Cash                                       $ 22,374    $ 44,861
   Inventory - Trees (Note 1)                   90,000     183,675
                                               -------     -------
  TOTAL CURRENT ASSETS                        112,374      228,536

  PROPERTY AND EQUIPMENT
   Land (Note 1)                                    0       70,000
   Buildings and Improvements (Note 1)              0       41,701
   Less Accumulated Depreciation                    0      ( 8,411)
                                              -------      -------
  TOTAL PROPERTY AND EQUIPMENT                      0      103,290
                                              -------      -------

  INVESTMENTS
   Note Receivable 10 Year Mortgage           198,154            0
                                              -------      -------
    TOTAL ASSETS                             $310,528     $331,286
                                              =======      =======

LIABILITIES AND STOCKHOLDERS' EQUITY

 CURRENT LIABILITIES
  Accounts Payable                            10,000        10,000
  Other Accrued Liabilities                   14,340        15,000
  Note Payable - Hulven                            0        25,000
  Note Payable - Magellan                     36,061        69,854
                                             -------       -------
 TOTAL CURRENT LIABILITIES                    60,411       119,854
                                             -------       -------
 LONG TERM LIABILITIES
  Mortgage Payable                           141,189       142,068
  Sales Commission -
   10 year Note Payable                       10,000             0
                                             -------       -------
 TOTAL LONG TERM LIABILITIES                 151,889       142,068
                                             -------       -------
    TOTAL LIABILITIES                        211,600       261,922
                                             -------       -------

 STOCKHOLDERS' EQUITY (NOTE 1)

 Common Stock Par Value, $.001
  Authorized 100,000,000 Shares
  Outstanding 2,000,000 at December
  31, 2001 and March 31, 2002                  2,000         2,000

 Paid in Capital in Excess of Par            128,400       128,400




 Retained Earnings/(Deficit)                ( 31,472)     ( 60,946)
                                             -------       -------
TOTAL STOCKHOLDERS' EQUITY (Deficit)          98,928        69,904
                                             -------       -------
  TOTAL LIABILITIES AND
  STOCKHOLDERS' EQUITY                      $310,528       331,825
                                            ========      ========

 THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE
 FINANCIAL STATEMENTS.

                    WOODSTOCK TREE FARMS INC.
                     STATEMENTS OF OPERATIONS
                    FOR THE THREE MONTHS ENDED
                 MARCH 31, 2002 and MARCH 31, 2001

                                       Unaudited   Unaudited
                                        3/31/02     3/31/01
REVENUES
 Sales of Trees                         $     0    $10,000
                                         ------    -------
 TOTAL REVENUES                               0     10,000

COST OF GOODS SOLD/SALE OF TREES              0     (5,000)
                                         ------    -------
GROSS PROFIT                                  0      5,000

OPERATING EXPENSES
  Operating and Overhead Expenses         1,350      6,971
  General and Administrative Expenses     3,586      4,073
                                         ------    -------
TOTAL OPERATING EXPENSES                  4,936     11,044

OTHER INCOME (EXPENSES)
 Recapture Depreciation on Sale of
     Property                             8,411          0
 Income/Gain on Sale of Property         34,625          0
 Income/Interest Received 10 year
   Note Receivable                        2,162          0
 Escrow Closing Expense Costs           (11,238)         0
                                        -------    -------
TOTAL OTHER INCOME(EXPENSE)              33,960          0
                                         ------    -------
NET INCOME (LOSS)                       $29,024   $( 6,044)
                                        =======   ========
EARNINGS PER SHARE WEIGHTED AVERAGE
NUMBER OF SHARES OUTSTANDING          2,000,000  1,410,000

INCOME(LOSS) PER SHARE                   $0.015    $(0.004)
                                         ======    =======

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART
 OF THESE FINANCIAL STATEMENTS.

               WOODSTOCK TREE FARMS INC.
                STATEMENTS OF CASH FLOWS
                 FOR THE PERIODS ENDING

                                       AUDITED DEC 31,     UNAUDITED
                                       2001       2000   3 MOS. 3/31/02
CASH FLOWS FROM OPERATING ACTIVITIES
  Net Income                        $(35,373)  $(25,123)     $ 29,024
  Adjustments to reconcile net
   Income(Loss) to net cash provided
   (used) by operations
     Depreciation                     4,589      3,823             0
     Decrease in Inventory -
       Trees Sold                     5,000      5,000             0
     Recapture Accum Deprec/Sale
      Of Property                         0          0        (8,411)

 Changes in assets (increases)/decreases
   due to sale of property in 1st qtr
   2002
     Trees/new shoots                     0          0        93,675
     Land                                 0          0        70,000
     Buildings and improvements           0          0        41,701
     Investment 10 Yr Mortgage Note
       Receivable                         0          0      (198,154)

 Changes in liabilities
 (decreases)/increases
    Accounts payables                     0     10,000             0
    Accrued liabilities                   0     15,000          (650)
    Notes Payable                     8,990          0       (48,793)
    Reduction in principle/Mortgage
     Payable                          (3,345)   (2,588)         (879)
                                     -------   -------       -------
NET CASH (USED) PROVIDED BY
 OPERATIONS                          (20,139)    6,112       (22,487)

CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from issuing common stock
   Issued for cash in year 2001
   Private placement                  50,000          0            0
                                      ------    -------      -------
  Net cash provided by Financing
    Activities                        50,000          0            0
                                      ------    -------      -------
NET INCREASE (DECREASE) IN CASH      $29,861     $6,112     $(22,487)

CASH AT BEGINNING OF PERIOD           15,000          0       44,861
                                      ------    -------      -------
CASH AT END OF PERIOD                $44,861    $15,000      $22,374
                                      ======    =======      =======
 Net difference in year 2000 equates
 to net increase in Balance Sheet due
 to non-cash transactions as set forth
 in Supplemental Schedule following.             $8,888
                                                =======

 THE ACCOMPANYING NOTES ARE AN INTEGRAL PART
    OF THESE FINANCIAL STATEMENTS.

               WOODSTOCK TREE FARMS, INC.
               SUPPLEMENTAL SCHEDULE TO
               STATEMENT OF CASH FLOWS FOR
               NON-CASH ITEMS YEAR ENDING

                                               AUDITED
                                              12/31/00

CHANGES TO ASSETS AND LIABILITIES
  A) Increases)/decreases in Assets for
     Purchase of Tree Farm in February, 2000:
       Trees                    $(100,000)
       Buildings                  (15,000)
       Land                       (70,000)
                                ---------
                                               $(185,000) I
     Improvements/Capital Additions
     February - December, 31, 2000:
       Trees-New Shoots/Land
        irrigation                $(93,675)
       Buildings & Facility
        Improvements               (26,701)
                                 ---------      (120,376) I
                                               ----------
   TOTAL (INCREASE) IN ASSETS                   $(305,376)
  B) (Decreases)/increases in Liabilities to
       finance the purchase of the Tree Farm in
       February 2000 and to fund the Capital
       Improvement and Operating Expenses February
       - December 31, 2000:
    Hulven Note Payable for $50,000;
     $25,000 reduction for issuance
     of common stock in year 2000;
     net balance                    $25,000 II
   Magellan Capital Corporation
     Note Payable for $113,864;
     $53,000 reduction for issuance
     of common stock in year 2000;
     net balance                     60,864 II
  C) Assumption of 10 Year Mortgage
      Note Payable On Ranch          148,000
                                   ---------
    TOTAL INCREASE IN LIABILITIES               233,864
  D) Equity increase; issue Common Stock
       Year 2000
      Hulven International, Ltd.    $ 25,000
      Magellan Capital Corporation    53,000
      Services rendered officers/
        directors                      2,400
                                   ---------
     TOTAL INCREASE IN EQUITY                     80,400
                                               ---------
TOTAL NET INCREASE IN BALANCE SHEET DUE TO
 NON-CASH TRANSACTIONS; RECONCILING ITEM
 TO CASH FLOW STATEMENT                            8,888
                                               =========

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART
    OF THESE FINANCIAL STATEMENTS.

WOODSTOCK TREE FARMS, INC.
NOTES TO THE FINANCIAL STATEMENTS


NOTE 1 - Tree Farm Acquisition - $185,000.

On February 15, 2000 Magellan Capital Corporation purchased a tree farm from James E. Blocher and Sharon
Lyn Blocher, private individuals, unrelated parties.

On February 29, 2000, Magellan Capital Corporation (a related entity) transferred to the Company ownership of an existing tree farm purchased on February 7, 2000 for $185,000. This asset transfer was made at Magellan Capital Corporation's original acquisition costs. Magellan Capital Corporation purchased the property because the Company as of the February 7, 2000, had not received its incorporation from the state of Nevada. Once the incorporation was finalized the property was transferred to the Company. The property consisted of 200 trees valued at $500 per tree, two stucco buildings and 9.5 acres of land. The cost allocation of this transaction is as follows:

Trees (200 trees at $500 each)                $    100,000
Two stucco buildings ($7,500 each)                  15,000
Land (9.5 acres)                                    70,000
                                              ------------
Total Acquisition Cost                        $    185,000
                                              ============

Capitalized improvements - During 2000, new trees were planted totaling $93,675. The two stucco buildings were improved for use as farming facilities at a cost of $26,701.

Depreciation on the buildings and capital improvements is based on a 10-year remaining useful life.
Depreciation for 2001 was $4,589, and $3,813 for 2000.

NOTE 2 -- NOTES PAYABLE - OPERATING ADVANCES

Working capital for the Company has been provided by Magellan Capital Corporation (a related entity) and
Hulven International. Amounts owed for the years 2001 and 2000 are as follows:

                                              12/31/01         12/31/00
                                              --------         --------
Magellan Capital Corporation                  $69,864          $60,864
Hulven International                           25,000           25,000
                                              -------          -------
      TOTAL                                   $94,864          $85,864
                                              =======          =======

NOTE 3 -- MORTGAGE PAYABLE

Pursuant to the transfer of the Tree Farm from Magellan Capital to the Company, the Company assumed a mortgage in the amount of $148,000 on February 29, 2000. This long term liability is a ten year note carrying 8.0% interest per annum. Monthly payments are $1,237.93, commencing March 15, 2000 through
February 15, 2010, at which time all unpaid sums of principal and interest are immediately due. The outstanding balance at March 31, 2002 was $140,593.92.

NOTE 4 - RELATED PARTIES

Certain relationships and related transactions - The following relationships and related transactions have been in effect since the incorporation of the company.
Dempsey K. Mork, President and Randall A. Baker,
Secretary, were the incorporators and are still serving in these positions and are directors of the Company.

Magellan Capital Corporation, owned by Partnership
Financial, controlled by Depmsey Mork.

Magellan Capital Corporation, a related or controlled entity owns 860,000 shares of common stock. The
Company has a note payable to Magellan Capital
Corporation in the amount of $69,854 as of December
31, 2001 and March 31, 2002, and $60,864 as of
December 31, 2000.

ISSUANCE OF COMMON STOCK FOR SERVICES RENDERED -
240,000 shares of common stock were issued to officers and directors during 2000 for services rendered on behalf of the Company. Dempsey K. Mork, President,
Randall A. Baker, Secretary, and Norm LeBoeuf,
Controller, each received 80,000 shares, at a value of $800 each.

NOTE 5 - SALE OF TREE FARM

On January 29, 2002, the Company sold is tree farm property. Under the terms of the sale, the Company retains its rights to continue farming and selling the trees for five years from the date of sale. The sales price was $250,000. Commissions and other closing costs were $11,238. The Company received an all inclusive deed of trust in the amount of $200,000, and the remaining balance of $38,762 in cash.

NOTE 6 - MANAGEMENT PLAN TO REMAIN A VIABLE ENTITY
NEXT 12 MONTHS TO 3/31/03

The current operating budget provides for a monthly
level of $700 for water/irrigation of palm trees,
maintenance services and administrative overhead
costs.   Offsetting this is the net of monthly
Mortgage payments paid to James Blocher of $1,237.93
and $2,003.85 received from M/M Alvarado on their 10
year Note Mortgage Note Receivable, minus the $54.17

Sales Commission Payments to Murray & Associates.
This gives the Company a net monthly cash inflow on these financing activities of $711.75. For the next
12 months (4/1/02 to 3/31/03), Woodstock will essentially be on a cash flow breakeven basis.

The Board of Directors
 Woodstock Tree Farms Inc.
  Coachella, California

            INDEPENDENT AUDITOR'S REPORT


I have audited the accompanying balance sheets of Woodstock Tree Farms Inc. as of December 31, 2001 and
2000, and the related statements of operations, cash flows, and changes in stockholders' equity for the years then ended. These financial statements are the responsibility of the company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Woodstock Tree Farms Inc. as of December 31, 2001 and 2000, the results of its operations and cash flows for the years then ended in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. During its development stage, the Company has acquired assets which require substantial maintenance, but which do not, at this time, provide income adequate to provide for their care, or for the ongoing expenses of operating the Company. The Company relies upon borrowing from its majority shareholder to meet its obligations. This creates an uncertainty regarding the corporation's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ David M. Winings
 David M. Winings C.P.A.
 Palm Desert, CA 92211
 02/27/2002

              WOODSTOCK TREE FARMS INC.
              BALANCE SHEET
              DECEMBER 31, 2001 AND 2000

                                              AS OF DECEMBER 31,
2001	2000
                            ASSETS

CURRENT ASSETS
   Cash                                       $ 44,861  $ 15,000
   Inventory - Trees (Note 1)                  183,675   188,675
                                               -------   -------
  TOTAL CURRENT ASSETS                         228,536   203,675

  PROPERTY AND EQUIPMENT
   Land (Note 1)                               70,000    70,000
   Buildings and Improvements (Note 1)         41,701    41,701
   Less Accumulated Depreciation              ( 8,411)  ( 3,823)
                                              -------   -------
  TOTAL PROPERTY AND EQUIPMENT                103,290   107,878
                                              -------   -------
    TOTAL ASSETS                              331,826   311,553
                                              =======   =======

LIABILITIES AND STOCKHOLDERS' EQUITY

 CURRENT LIABILITIES
  Accounts Payable                              10,000    10,000
  Other Accrued Liabilities                     15,000    15,000
  Note Payable - Hulven (Note 2)                25,000    25,000
  Note Payable - Magellan (Note 2)              69,854    60,864
                                               -------   -------
 TOTAL CURRENT LIABILITIES                     119,854   110,864

 LONG TERM LIABILITIES
  Mortgage Payable (Note 3)                    142,068   145,412
                                               -------   -------
 TOTAL LONG TERM LIABILITIES                   142,068   145,412
                                               -------   -------
    TOTAL LIABILITIES                          261,922   256,276
                                               -------   -------

 STOCKHOLDERS' EQUITY - - -

 Common Stock Par Value, $.001
  Authorized 100,000,000 Shares
  Outstanding 2,000,000 at December
  31, 2001 and 1,800,000 Shares
  Outstanding at December 31, 2000               2,000     1,800

 Paid in Capital in Excess of Par              128,400    78,600




 Retained Earnings/(Deficit)                  ( 60,496) ( 25,123)
                                               -------   -------
TOTAL STOCKHOLDERS' EQUITY (Deficit)            69,904    55,277

  TOTAL LIABILITIES AND
  STOCKHOLDERS' EQUITY                        $331,825   $311,553
                                              ========   ========

 THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE
 FINANCIAL STATEMENTS.

                    WOODSTOCK TREE FARMS INC.
                     STATEMENTS OF OPERATIONS
                        FOR THE YEARS ENDED

                                          AS OF DECEMBER 31,
2001      2000
REVENUES
 Sales of Trees                         $10,000    $27,700
                                         ------    -------
 TOTAL REVENUES                          10,000     27,700

COST OF GOODS SOLD                        5,000      5,000
                                         ------    -------
GROSS PROFIT                              5,000     22,700

OPERATING EXPENSES
  Operating and Overhead Expenses        24,922     27,944
  General and Administrative Expenses    15,451     17,479
                                         ------    -------
TOTAL OPERATING EXPENSES                 40,373     45,423

INCOME FROM OPERATIONS                  (35,373)   (22,723)

OTHER EXPENSE
  Services Rendered/Officers                -0-    ( 2,400)
                                         ------    -------
NET INCOME (LOSS)                      $(35,373)  $(25,123)
                                        =======   ========
EARNINGS PER SHARE (Note 4)
Average Number of Common
Shares Outstanding                     1,951,233   674,855

Income (Loss) Per Share                  $(0.01)  $ (0.04)
                                          ======   =======

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART
 OF THESE FINANCIAL STATEMENTS.

               WOODSTOCK TREE FARMS INC.
                STATEMENTS OF CASH FLOWS
                  FOR THE YEARS ENDED

                                       AUDITED DEC 31,
                                       2001       2000
CASH FLOWS FROM OPERATING ACTIVITIES
  Net Income                        $(35,373)  $(25,123)
  Adjustments to reconcile net
   Income(Loss) to net cash provided
   (used) by operations
     Depreciation                     4,589      3,823
     Decrease in Inventory -
       Trees Sold                     5,000      5,000
     Recapture Accum Deprec/Sale
      Of Property                         0          0

 Changes in assets (increases)/decreases
   due to sale of property in 1st qtr
   2002
     Trees/new shoots                     0          0
     Land                                 0          0
     Buildings and improvements           0          0
     Investment 10 Yr Mortgage Note
       Receivable                         0          0

 Changes in liabilities
 (decreases)/increases
    Accounts payables                     0     10,000
    Accrued liabilities                   0     15,000
    Notes Payable                     8,990          0
    Reduction in principle/Mortgage
     Payable                          (3,345)   (2,588)
                                     -------   -------
NET CASH (USED) PROVIDED BY
 OPERATIONS                          (20,139)    6,112)

  Proceeds from issuing common stock
   Issued for cash in year 2001
   Private placement                  50,000          0
                                      ------    -------
NET INCREASE (DECREASE) IN CASH      $29,861     $6,112

CASH AT BEGINNING OF PERIOD           15,000          0
                                      ------    -------
CASH AT END OF PERIOD                $44,861    $15,000
                                      ======    =======
 Net difference in year 2000 equates
 to net increase in Balance Sheet due
 to non-cash transactions as set forth
 in Supplemental Schedule following.             $8,888
                                                =======

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART
    OF THESE FINANCIAL STATEMENTS.

               WOODSTOCK TREE FARMS, INC.
               SUPPLEMENTAL SCHEDULE TO
               STATEMENT OF CASH FLOWS FOR
               NON-CASH ITEMS YEAR ENDING

                                               AUDITED
                                              12/31/00
CHANGES TO ASSETS AND LIABILITIES
  A) Increases)/decreases in Assets for
     Purchase of Tree Farm in February, 2000:
       Trees                    $(100,000)
       Buildings                  (15,000)
       Land                       (70,000)
                                ---------
                                               $(185,000) I
     Improvements/Capital Additions
     February - December, 31, 2000:
       Trees-New Shoots/Land
        irrigation                $(93,675)
       Buildings & Facility
        Improvements               (26,701)
                                 ---------
                                                 (120,376) I
                                               ----------
   TOTAL (INCREASE) IN ASSETS                   $(305,376)
  B) (Decreases)/increases in Liabilities to
       finance the purchase of the Tree Farm in
       February 2000 and to fund the Capital
       Improvement and Operating Expenses February
       - December 31, 2000:
    Hulven Note Payable for $50,000;
     $25,000 reduction for issuance
     of common stock in year 2000;
     net balance                    $25,000 II
   Magellan Capital Corporation
     Note Payable for $113,864;
     $53,000 reduction for issuance
     of common stock in year 2000;
     net balance                     60,864 II
  C) Assumption of 10 Year Mortgage
      Note Payable On Ranch          148,000
                                   ---------
    TOTAL INCREASE IN LIABILITIES               233,864
  D) Equity increase; issue Common Stock
       Year 2000
      Hulven International, Ltd.    $ 25,000
      Magellan Capital Corporation    53,000
      Services rendered officers/
        directors                      2,400
                                   ---------
     TOTAL INCREASE IN EQUITY                     80,400
                                               ---------
TOTAL NET INCREASE IN BALANCE SHEET DUE TO
 NON-CASH TRANSACTIONS; RECONCILING ITEM
 TO CASH FLOW STATEMENT                            8,888
                                               =========

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART
    OF THESE FINANCIAL STATEMENTS.

             WOODSTOCK TREE FARMS INC.
            STATEMENT OF STOCKHOLDERS' EQUITY
            INCEPTION (2/23/2000 THROUGH 12/31/2001)

  Date                    Number of    Price      Common    Paid In
 Issued     Description     Shares   per Share    Stock     Capital  Subtotal   Income
 03/21/00  Services Rendered 240,000    $.01        $240     $2,160   $ 2,400
           Officer/Director

 09/30/00       Hulven       500,000     $.05       $500    $24,500   $25,000

                Pro Sh       200,000     $.05       $200    $ 9,800   $10,000

                Magellan     860,000     $.05       $860    $42,140   $43,000
                             -------               -----    -------   -------
Balance at
12/31/00                   1,800,000              $1,800    $78,600   $80,400 ($25,123)


 03/30/01      Private
              Placement      200,000     $.25       $200    $49,800  $50,000
                             -------               -----    -------  -------
Balance at
 12/31/01                  2,000,000              $2,000   $128,400 $130,400 ($35,373)
                           =========              ======   =======  =======  --------
Retained Earnings  (Deficit)                                                 ($60,496)
                                                                            =========



 THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF
            THESE FINANCIAL STATEMENTS.

WOODSTOCK TREE FARMS, INC.
NOTES TO THE FINANCIAL STATEMENTS

Summary of significant accounting policies

Property and Equipment and Depreciation - Property and equipment are carried at cost, less accumulated depreciation. Expenditures for replacements and improvements are capitalized. Replaced items are retired. Maintenance and repairs are charged to operations. Gains and losses from the sale of property and equipment are included in income.
Depreciation is calculated on a straight-line basis utilizing the assets estimated useful lives. Refer to
Note 3 for basis of useful life.

Earnings per share - Earnings per share is based on the weighted number of shares of common stock outstanding.

Income taxes - Income taxes are accounted for by the asset/liability approach in accordance with FAS 109
(Accounting for Income Taxes). Deferred taxes represent the expected future tax consequences when the reported amounts of assets and liabilities are recovered or paid. They arise from differences between the financial reporting and tax basis of assets and liabilities and are adjusted for changes in tax laws and tax rates when those changes are enacted.
The provision for income taxes represents the total of income taxes paid or payable for the current year, plus the change in deffered taxes during the year.

Income recognition - The company's source of income is from the sale of date palm trees and the harvesting of date fruits. Income is recognized under the accrual method of accounting.

NOTE 1 - Tree Farm Acquisition - $185,000.

On February 15, 2000 Magellan Capital Corporation purchased a tree farm from James E. Blocher and Sharon
Lyn Blocher, private individuals, unrelated parties.

On February 29, 2000, Magellan Capital Corporation (a related entity) transferred to the Company ownership of an existing tree farm purchased on February 7, 2000 for $185,000. This asset transfer was made at Magellan Capital Corporation's original acquisition costs. Magellan Capital Corporation purchased the property because the Company as of the February 7, 2000, had not received its incorporation from the state of Nevada. Once the incorporation was finalized the property was transferred to the Company. The property consisted of 200 trees valued at $500 per tree, two stucco buildings and 9.5 acres of land. The cost allocation of this transaction is as follows:

Trees (200 trees at $500 each)                $    100,000
Two stucco buildings ($7,500 each)                  15,000
Land (9.5 acres)                                    70,000
                                              ------------
Total Acquisition Cost                        $    185,000
                                              ============

Capitalized improvements - During 2000, new trees were planted totaling $93,675. The two stucco buildings were improved for use as farming facilities at a cost of $26,701.

Depreciation on the buildings and capital improvements is based on a 10-year remaining useful life.
Depreciation for 2001 was $4,589, and $3,813 for 2000.

NOTE 2 -- NOTES PAYABLE - OPERATING ADVANCES

Working capital for the Company has been provided by Magellan Capital Corporation (a related entity) and
Hulven International. Amounts owed for the years 2001 and 2000 are as follows:

                                              12/31/01         12/31/00
                                              --------         --------
Magellan Capital Corporation                  $69,864          $60,864
Hulven International                           25,000           25,000
                                              -------          -------
      TOTAL                                   $94,864          $85,864
                                              =======          =======

NOTE 3 -- MORTGAGE PAYABLE

Pursuant to the transfer of the Tree Farm from Magellan Capital to the Company, the Company assumed a mortgage in the amount of $148,000 on February 29, 2000. This long term liability is a ten year note carrying 8.0% interest per annum. Monthly payments are $1,237.93, commencing March 15, 2000 through
February 15, 2010, at which time all unpaid sums of principal and interest are immediately due. The outstanding balance at December 31, 2001 was $142,067.
The outstanding balance at December 31, 2000 was $145,412.

NOTE 4 - EARNINGS PER SHARE

Calculation of Earnings (Loss) per share - Earnings per share is based on the weighted average number of shares outstanding.

Weighted average number of shares - Year 2001 -
1,951,233
Weighted average number of shares - Year 2000 -
674,855

NOTE 5 - RELATED PARTIES

Certain relationships and related transactions - The following relationships and related transactions have been in effect since the incorporation of the company.
Dempsey K. Mork, President and Randall A. Baker,
Secretary, were the incorporators and are still serving in these positions and are directors of the Company.

Magellan Capital Corporation, owned by Partnership
Financial, controlled by Depmsey Mork.

Magellan Capital Corporation, a related or controlled entity owns 860,000 shares of common stock. The
Company has a note payable to Magellan Capital
Corporation in the amount of $69,854 as of December
31, 2001, and $60,864 as of December 31, 2000.

ISSUANCE OF COMMON STOCK FOR SERVICES RENDERED -
240,000 shares of common stock were issued to officers and directors during 2000 for services rendered on behalf of the Company. Dempsey K. Mork, President,
Randall A. Baker, Secretary, and Norm LeBoeuf,
Controller, each received 80,000 shares, at a value of $800 each.

NOTE 6 - SUBSEQUENT EVENT

On January 29, 2002, the Company sold is tree farm property. Under the terms of the sale, the Company retains its rights to continue farming and selling the trees for five years from the date of sale. The sales price was $250,000. Commissions and other closing costs were $11,238. The Company received an all inclusive deed of trust in the amount of $200,000, and the remaining balance of $38,762 in cash.

NOTE 7 - MANAGEMENT PLAN TO REMAIN A VIABLE ENTITY
NEXT 12 MONTHS TO 3/31/03

The current operating budget provides for a monthly
level of $700 for water/irrigation of palm trees,
maintenance services and administrative overhead
costs.   Offsetting this is the net of monthly
Mortgage payments paid to James Blocher of $1,237.93
and $2,003.85 received from M/M Alvarado on their 10
year Note Mortgage Note Receivable, minus the $54.17
Sales Commission Payments to Murray & Associates.
This gives the Company a net monthly cash inflow on these financing activities of $711.75. For the next
12 months (4/1/02 to 3/31/03), Woodstock will essentially be on a cash flow breakeven basis.

Part II.  Information not required in prospectus.

Indemnification of officers and directors.

Information on this item is set forth in Prospectus under the heading "Disclosure of Commission
Position on Indemnification for Securities Act
Liabilities."

Recent sales of unregistered securities.

On March 21, 2000, issued an aggregate of 240,000 common shares to its three directors for services rendered.

The above issuances of common stock were made to sophisticated individuals pursuant to an exemption from registration under Sec. 4(2) of the Securities
Act of 1933.

On September 30, 2000, Woodstock issued 1,060,000 common shares to Magellan Capital Corporation and Magellan Capital Profit Sharing Plan at a price of
$.05 per common share or $53,000. These common shares were issued as partial repayments of the cash advances provided in 2000 for the startup of Woodstock.

The above issuance of common stock was made to sophisticated individuals pursuant to an exemption from registration under Sec. 4(2) of the Securities
Act of 1933.

On September 30, 2000, Woodstock issued 500,000
common shares to a non-affiliate at a price of $.05
per common share or $25,000.   These common shares
were issued as partial repayments of the funding provided in 2000 for the startup of Woodstock.

In the first quarter of 2001, Woodstock pursued a
private placement of its common stock and issued
200,000 common shares at $.25 per common shares to
sophisticated non-affiliates for an aggregate of
$50,000.   These investors had access to
information regarding Woodstock Tree Farms required
under Rule 501 of Regulation D.   These common
shares were issued pursuant to an exemption from
registration under Rule 505 of the Securities Act
of 1933.   No general solicitation was made, no
commissions were paid and sales were made to less
than 35 non-accredited investors.   The Form D was
not timely filed with the SEC.

Exhibits.

(3.i)       Articles of Incorporation by company on
                Feb 23, 2000.
(3.ii)      By-Laws.
(5)         Opinion re: Legality of stock being
                 registered
(23)        Consent of Accountant David Winings for
            inclusion of December 31, 2000 and
            December 31, 2001 audit
(99.a)      Magellan Capital Note
(99.b)      Hulven International Ltd. Notes
(99.c)      James E. Blotcher Note

ITEM 28. UNDERTAKINGS

   (a) The undersigned registrant undertakes:

     (1) To file, during any period in which
offers or sales are being made, a post-
effective amendment to this registration statement:

        i.  To include any prospectus required
by Section 10(a)(3) of the Securities Act;

        ii. Reflect in the prospectus any
facts or events arising after the effective date of which, individually or together, represent a fundamental change in the information in the registration statement.
Notwithstanding the foregoing, any increase or decrease in volume of securities offered, if the total dollar value of securities offered would not exceed that which was registered and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC in accordance with Rule 424(b) of this chapter, if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration
Fee" table in the effective registration statement; and

        iii. Include any additional or changed
material on the plan of distribution.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) i. That, for the purpose of
determining liability under the Securities
Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant as provided in Rule 424(b)(1) or
(4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        ii. For determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

   (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant as provided in the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

            SIGNATURES

Pursuant to Section 13 or 15(d) of the Securities
Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date July 2, 2002



By:  /s/ Dempsey K. Mork
   -----------------------
     Dempsey K. Mork
     Chief Executive Officer/Chief Financial Officer/Director

Pursuant to the requirements of the Securities and Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in capacities indicated on July 2, 2002.

By:  /s/ Dempsey K. Mork
   ---------------------
Dempsey K. Mork
Chief Executive Officer/Chief Financial
Officer/Director


/s/ Randall A. Baker
-------------------------
Randall A. Baker
Secretary/Director